RULE 10f-3 REPORT FORM
Record Of Securities Purchased
Under The Trust's Rule 10f-3 Procedures

1.Name of Portfolio: Neuberger Berman Socially Responsive Fund
2.Name of Issuer: Willis Group Holdings Ltd.

3.Date of Purchase: May 15, 2002

4.Underwriter from whom purchased: J.P. Morgan Securities Inc.

5.Affiliated Underwriter managing or participating in underwriting syndicate: Neuberger Berman, LLC

6.Is a list of the underwriting syndicates members attached?
	 Yes X	No  _____

7.Aggregate principal amount of purchase by all investment companies advised by the Adviser or Subadviser: 298,400

8.Aggregate principal amount of offering: 19,290,000

9.Purchase price (net of fees and expenses): $ 28.25

10.Date offering commenced: May 15, 2002

11.Offering price at close of first day on which any sales were made: $ 28.25

12.Commission, spread or profit:  3.88%	$1.095/ share

13.Have the following conditions been satisfied?
Yes	 No

a.The securities are:
part of an issue registered under the Securities Act of 1933
which is being offered to the public;			Yes
Eligible Municipal Securities;
sold in an Eligible Foreign Offering; or sold in an Eligible Rule 144A offering?
See Appendix B to the Rule 10f-3 Procedures for definitions of the capitalized terms herein.


b.(1)   The securities were purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaserof securities in that offering or in any concurrent offering of the securities except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law
to be granted to existing security holders of the issuer; OR   Yes


(2) If the securities to be purchased were offered for subscription upon exercise of rights,such securities were purchased on or before the fourth day preceding the day on which the rights offering terminates?


c.The underwriting was a firm commitment underwriting?           Yes

d.The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period see Attachment for comparison of spread with comparable
 recent offerings?              Yes


e.The issuer of the securities, except for Eligible Municipal Securities, and its predecessors have been in continuous operation for not less than
three years?          Yes

f.(1) The amount of the securities, other than those sold in an Eligible Rule 144A Offering (see below), purchased by all of the investment companies advised by the Adviser did not exceed 25% of the principal
amount of the offering; OR   Yes

(2) If the securities purchased were sold in an Eligible Rule 144A Offering, the amount of such securities purchased by all of the investment companies advised by the Adviser or Subadviserdid not exceed 25% of the total of:

(i)The principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus

(ii)The principal amount of the offering of such class in any concurrent public offering?


g.        (1)      No affiliated underwriter of the Trust was a direct
or indirect participant in or beneficiary of the sale; OR  Yes

(2) With respect to the purchase of Eligible Municipal Securities, such purchase was not designated as a group sale or otherwise allocated to the account of an affiliated underwriter?


h.Information has or will be timely supplied to the appropriate officer of the Trust for inclusion on SEC Form N-SAR and quarterly reports to
the Trustees?            Yes





Approved:		Date: June 17, 2002



RULE 10f-3 REPORT FORM

Additional Information for paragraph (b) commission or spread comparable recent offerings:


	Comparison #1	Comparison #2	Comparison #3
Security	Willis Group	  Benchmark	  Herley
	          Holdings	Electronic Inc.	 Industry Inc.

Date
Offered	         5/15/2002        7/9/2002	4/24/2002

Price	           $28.00	   $27.00        $23.00

Spread ($)	   1.095	    1.35        1.265

Spread (%)         3.88%	   5.00%	5.50%

Security
Type	          Common	Common		Common

Rating
Quality

Size of
Issue	         19,290,000	3,750,000	3,000,000

Total
Capitali
Zation	       $4,176,716,453	$635,456,124	$337,422,351


Note:Minimum of two comparisons must be completed for each purchase.



Attachment